EXHIBIT (d)(i)(2)

EXHIBIT A

To the Advisory Agreement

Between SSGA Funds Management, Inc. and

SSGA Active Trust (formerly, SSgA Active ETF Trust)

As consideration for the Adviser’s services to each of the following Funds, the Adviser shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

The Adviser will pay all of the expenses of each Fund below except for the advisory fee, amounts payable pursuant to any plan adopted in accordance with Rule 12b-1, fees and expenses associated with holdings of acquired funds for cash management purposes, brokerage expenses, taxes, interest, fees and expenses of the Independent Trustees (including any Trustee’s counsel fees), litigation expenses and other extraordinary expenses.

Fund	Annual % of average daily net assets
SPDR SSGA Multi-Asset Real Return ETF	0.50%
SPDR SSGA Income Allocation ETF	0.50%
SPDR SSGA Global Allocation ETF	0.35%
SPDR Blackstone Senior Loan ETF	0.70%
SPDR SSGA Ultra Short Term Bond ETF	0.20%
SPDR DoubleLine Total Return Tactical ETF	0.55%
SPDR DoubleLine Short Duration Total Return Tactical ETF	0.45%
SPDR DoubleLine Emerging Markets Fixed Income ETF	0.65%
SPDR SSGA US Sector Rotation ETF	0.70%
SPDR SSGA Fixed Income Sector Rotation ETF	0.50%
SPDR Nuveen Municipal Bond ETF	0.40%
SPDR Loomis Sayles Opportunistic Bond ETF	0.55%
SPDR Blackstone High Income ETF	0.70%
SPDR Nuveen Municipal Bond ESG ETF	0.43%
SPDR SSGA US Equity Premium Income ETF	0.25%
SPDR Galaxy Digital Asset Ecosystem ETF	0.65%
SPDR Galaxy Hedged Digital Asset Ecosystem ETF	0.90%
SPDR Galaxy Transformative Tech Accelerators ETF	0.65%
SPDR SSGA My2026 Municipal Bond ETF	0.20%
SPDR SSGA My2027 Municipal Bond ETF	0.20%
SPDR SSGA My2028 Municipal Bond ETF	0.20%
SPDR SSGA My2029 Municipal Bond ETF	0.20%
SPDR SSGA My2030 Municipal Bond ETF	0.20%
SPDR SSGA My2026 Corporate Bond ETF	0.15%
SPDR SSGA My2027 Corporate Bond ETF	0.15%
SPDR SSGA My2028 Corporate Bond ETF	0.15%
SPDR SSGA My2029 Corporate Bond ETF	0.15%

Fund	Annual % of average daily net assets
SPDR SSGA My2030 Corporate Bond ETF	0.15%
SPDR SSGA My2031 Corporate Bond ETF	0.15%
SPDR SSGA My2032 Corporate Bond ETF	0.15%
SPDR SSGA My2033 Corporate Bond ETF	0.15%
SPDR SSGA My2034 Corporate Bond ETF	0.15%
SPDR SSGA Apollo IG Public & Private Credit ETF	0.70%
SPDR Bridgewater All Weather ETF	0.85%

Dated: March 5, 2025